Exhibit 99.1

Hyatt Regency – Santa Clara, CA Andaz Napa – Napa, CA Andaz Savannah – Savannah, GA

Dear Stockholder:

In late September, we added three outstanding Hyatt-branded hotels to our portfolio. The total acquisition price for these properties was approximately $208 million, bringing an additional 793 luxury and upper-upscale hotel rooms to our portfolio in key strategic lodging markets.

Located in Santa Clara, California, the 14-story, 501-room Hyatt Regency Santa Clara was purchased from Hyatt for approximately $93 million. This high-quality property is situated in the prestigious Silicon Valley lodging market, which benefits from a collection of high-tech companies in the immediate area, nearby world-class universities and a highly-educated workforce. This market is projected to experience robust growth over the next several years.

In addition to the hotel’s 60,000 square feet of flexible meeting space and direct connection to the 302,000-square-foot Santa Clara Convention Center, it is within a mile of Levi’s Stadium, a 1.9 million-square-foot, state-of-the-art sporting venue that is currently under construction and slated to be completed in 2014. The new home of the San Francisco 49ers football team, Levi’s Stadium will also host Super Bowl 50 in early 2016.

Also acquired was the Andaz Napa in Napa, California. The five-story Andaz Napa features 141 rooms, including 89 oversized lofts and suites, and is part of Hyatt’s acclaimed Andaz boutique lifestyle brand. Constructed in 2009 and branded as an Andaz in 2012, the Napa hotel offers 6,800 square feet of meeting and event space, highlighted by a 4,200-square-foot outdoor terrace. The property is located in downtown Napa’s lively West End district near popular shopping, dining and entertainment venues.

Finally, Andaz Savannah, which was built in 2009 and branded as an Andaz in 2012, features 151 rooms on six floors, including 68 lofts and suites, and features 6,700 square feet of meeting and banquet space, allowing the hotel to accommodate both small and intermediate-sized groups. The property is located in Savannah’s historic district, within walking distance of major attractions including historic neighborhoods, the City Market and Boughton Street.

The two Andaz hotels were purchased for approximately $115 million.

We are very pleased to be expanding our relationship with Hyatt. The purchase of these hotels further exemplifies our strategy of seeking continued improvement in the quality and performance of our portfolio through targeted acquisitions, selective dispositions, superior asset management and thoughtful capital improvements.

2nd Quarter 2013 Update Video

In October, we released a video discussing our results and providing our stockholders with an update on our progress. This new video is available on our website at www.inlandamerican.com. We have attached a short survey to the video. Your responses will help us craft our future communications with you. It will also provide us with a better understanding of the expectations of our 185,000 stockholders. As always, you can contact the Inland Investor Services Group at (800) 826-8228 if you have any questions.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of September 2013. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor